EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made effective as of May 27, 2010 (the “Effective Date”) between HEMAGEN DIAGNOSTICS, INC., a Delaware corporation (the "Company"), and WILLIAM P. HALES (the "Executive").

R E C I T A L S:

Executive has served as the President and Chief Executive Officer (“CEO”) of the Company; and,

The Company desires to continue to have the benefit of Executive’s services as President and CEO and on the terms and conditions set forth in this Agreement; and,

The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Employment; Acceptance of Employment.  The Company hereby employs Executive to render services to the Company as President and CEO.  In addition, Executive shall be a member of the Board of Directors (the “Board”) of the Company and serve as its Chair as elected by the Board.  In carrying out his duties under this Agreement, Executive shall report to the Board.  During the term of this Agreement, Executive shall devote substantially all of his business time and attention to the business and affairs of the Company.

2.           Executive Duties.  Executive shall serve as Chairman of the Board, President, and CEO of the Company.  Executive’s duties include those duties customarily rendered by a President and CEO, together with such other duties and services as may be reasonably assigned to Executive, consistent with Executive’s title, from time to time in the conduct of the business of the Company.

3.           Term.  Executive’s employment under this Agreement shall commence as of the date hereof and, unless terminated earlier pursuant to Section 5, shall terminate on third anniversary of the Effective Date (the “Term”).  The parties shall negotiate in good faith with respect to an extension of the Term of Employment but neither party shall be obligated to any such extension.

4.           Compensation and Benefits.

(a)           Salary.  During the Term, and in addition to any compensation Executive may receive from Company, Executive shall receive a salary from the Company for his services as President and CEO of $200,000 per year (“Salary”).  This Salary shall be payable in accordance with the Company's general executive payroll policies.  Company and Executive hereby acknowledge that payments of salary to which Executive is entitled prior to the Effective Date in the aggregate amount of $34,375 (the “Deferred Salary”) have not been paid to Executive, at Executive’s direction. The Company acknowledges and agrees that in the event Executive directs Company not to pay, or  refuses any portion of the Deferred Salary and/or any salary increase (a “Salary Increase”) at any time, for any reason, including, but not limited to, any increase evidenced herein, the Company and Executive shall in good faith negotiate with respect to the form, timing and arrangements for payment of the Salary Increase and/or Deferred Salary, as the case may be, otherwise due to Executive.  However, this Agreement does not otherwise obligate the Company to accrue for or later pay any amount of salary so refused by Executive until Executive and the Company so mutually determine in good faith to pay such amounts.  On each anniversary date of the Effective Date during the Term, the Salary shall increase by the average annual increase provided to all employees of the Company taken as a whole.  In addition to salary, Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

(b)           Annual Bonus. The Company agrees to pay to Executive a minimum annual bonus of five percent, or a percent as otherwise provided on mutual agreement between the parties, to be computed based upon the net income (excluding extraordinary items such as gains on sale of assets and extraordinary tax items) realized by the consolidated earnings of the Company and its affiliates ore any other metric that may be in accordance with the Executive Compensation Plan which has been adopted by the Board.

(c)           Stock Options. Executive shall be granted stock options by the Company for no less than 85,000 shares each year during the Term under the Company's 2007 Stock Incentive Plan (the “Plan”) or such other equity based plans  as may be established by the Company from time to time.  The amount of such stock options shall be adjusted for stock dividends and stock splits.

(d)           No Additional Compensation for Board Service. Executive shall not be paid additional compensation for Board Meetings in accordance with the Company’s policy, which only compensates non-employee directors.

(e)           Deferred Compensation. Executive, at his option, shall be allowed to defer any portion of his cash compensation in accordance with any plan approved by the Company.

(f)           Discretionary Bonus.  In addition, the Company, in its sole discretion, may decide to pay Executive an additional discretionary bonus (“Discretionary Bonus”).  The determination of whether to pay Executive a Discretionary Bonus and the amount, if any, of such bonus, rests in the sole discretion of the Board.

(g)           Expenses.  The Company shall pay or reimburse Executive, against presentation of receipts or other expenses of the incurrence and amount of such expenses, for all reasonable business expenses actually incurred or paid by Executive during the period of Executive’s employment hereunder in the performance of Executive’s services under this Agreement.  Specifically, Executive shall be entitled to allowances for his automobile and housing expenses in monthly amounts not to exceed $3,500 in the aggregate.

(h)           Benefits.  The Company shall during the Term of the Executive’s employment provide to Executive, if Executive so elects, medical, dental and disability, including long-term disability, benefits and insurances and coverage under applicable employee benefit plans provided generally and from time to time to senior executives of the Company pursuant to the terms, conditions and limitations of the Company’s plans and its regulations in effect and as they may be modified from time to time (collectively, the “Benefits”).

(i)           Insurance.  In the sole and absolute and sole discretion of the Board, the Company may maintain and pay the premiums for a key man life insurance policy (the “Policy”) for which the beneficiary shall be the Company.  While the Executive will cooperate with the Board in connection with securing any such policy providing up to an amount of $5,000,000 in benefits, the Board shall determine the amount of coverage and sufficiency thereof.  In the event the Company secures the Policy, it shall also pay the premiums for a second life insurance policy not to provide a benefit in excess of $2,000,000 for which Executive shall designate beneficiaries.

(j)           Option Grant. Effective the date hereof, the Company hereby grants to Executive options (the “Options”) to purchase 1,850,000 shares of common stock of the Company, at an exercise price per share of $0.11 which has been calculated as a 33% premium to the average closing price of the shares as traded on the Over The Counter Bulletin Board during the last twenty trading days, and otherwise in accordance with and subject to the terms and conditions of the Plan.  To the extent permitted by applicable law and the Plan, the Options are intended to be “Incentive Options” as defined in the Plan and shall become exercisable in three equal annual installments of thirty three and one third (33 1/3%) per year beginning on the first anniversary of the Effective Date.  The Options shall expire on the earlier of (i) ten (10) years after the Effective Date, and (ii) the date otherwise contemplated by the Plan.  The Options are subject to termination as provided in the Plan.

(k)           Tax- Related Items. Regardless of any action the Company may take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding legally due by Executive ("Tax-Related Items"), Executive acknowledges that the ultimate liability for all Tax-Related Items is and remains Executive’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant, vesting or exercise thereof, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to structure any aspect of the Options to reduce or eliminate Executive’s liability for Tax-Related Items.  Prior to exercise of the option, Executive shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding and payment on account obligations of the Company.  In this regard, Executive authorizes the Company to withhold all applicable Tax-Related Items legally payable by Executive from compensation paid to Executive by the Company or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Company may (x) arrange for the sale of shares that Executive acquires to meet the withholding obligation for Tax-Related Items, and/or (y) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount.  Executive shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Options that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the shares if Executive fails to comply with the Tax-Related Items obligations described in this subsection 4(k). In addition, in no event shall any provision herein be deemed or otherwise interpreted to require the Company to “gross up” any payment or benefit for the purpose of decreasing Executive’s tax liabilities (or reimbursing him with respect thereto) in connection with the compensation contemplated hereby. Specifically, nothing herein shall otherwise trigger the application of Internal Revenue Code of 1986 ("Code") Section 280G to the Company.

5.           Termination.  Notwithstanding Section 3 of this Agreement, this Agreement may be terminated under the following terms and conditions:

(a)           Termination of Employment with Severance Benefits.  Executive shall be entitled to the severance benefits described herein in the event that his employment with the Company terminates during the Term under any of the following circumstances:

(i)           Executive’s voluntary resignation from employment with the Company within ninety-days (90) of the following:

(A)           The failure of the Board to appoint or re-appoint or elect or re-elect Executive to the office of the Chairman, President or CEO (or a more senior office) of the Company;

(B)           The failure of the stockholders of the Company to elect or re-elect Executive as a director of the Board or the failure of the Board (or the nominating committee thereof) to nominate Executive for such election or re-election;

(C)           The expiration of a thirty (30) day period following the date on which Executive gives written notice to the Company of its material failure, whether by amendment of the Company’s Restated Certificate of Incorporation or Amended and Restated By-laws, action of the Board or the Company's stockholders or otherwise, to vest in Executive the functions, duties, or responsibilities prescribed in Section 3 of this Agreement, unless, during such thirty (30) day period, the Company cures such failure in a manner determined by Executive and the Board to be satisfactory; or

(D)           The expiration of a thirty-day (30) period following the date on which Executive gives written notice to the Company of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of Executive's rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Company cures such failure in a manner determined by Executive and the Board to be satisfactory; or

(ii)           Executive's death; or

(iii)           Subject to the provisions of Section 6, the termination of Executive’s employment with the Company for any other reason not described in this Section 5(a).

(b)           Upon the termination of Executive's employment with the Company under circumstances described in Section 5(a) of this Agreement and upon Executive’s execution of a release reasonably satisfactory to the Company, the Company shall pay and provide to Executive (or, in the event of his death, to his estate):

(i)           His earned but unpaid compensation (including, without limitation, all items which constitute wages under the Maryland Labor Law and the payment of which is not otherwise provided for under this Section 5(a) as of the date of the termination of his employment with the Company, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

(ii)           All benefits, if any, to which he is entitled as a former employee under the compensation plans and programs maintained for the benefit of the Company's officers and employees;

(iii)           Continued Benefits, and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for Executive, for the remaining unexpired Term, coverage equivalent to the coverage to which he would have been entitled under such plans for Benefits (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control (defined below), on the date of such Change of Control, whichever benefits are greater), if he had continued working for the Company during the remaining unexpired Term at the highest annual rate of compensation achieved during that portion of the Term which is prior to Executive's termination of employment with the Company;

(iv)           Within thirty (30) days following his termination of employment with the Company, a lump sum payment, in an amount equal to the present value of the salary that Executive would have earned if he had continued working for the Company for one year at the highest annual rate of salary achieved during that portion of the Term which is prior to Executive's termination of employment with the Company, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, compounded using the compounding period corresponding to the

Company's regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination. At the option of Executive, such payments may be made in equal monthly installments over a period of not less than one year, nor more than two years, in which case such payments will not be discounted;

(v)           Within thirty (30) days following his termination of employment with the Company, a lump sum payment in an amount equal to the present value of the additional employer contributions to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Company, if he were 100% vested there under and had continued working for the Company, during the remaining unexpired Term at the highest annual rate of compensation achieved during that portion of the Term which is prior to Executive’s termination of employment with the Company, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the applicable Pension Benefit Guaranty Corporation rate. At the option of Executive, such payments may be made in equal monthly installments over a period of not less than one, nor more than two years, in which case such payments will not be discounted;

(vi)           The payment that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company, if he had continued working for the Company during the remaining unexpired Term and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining unexpired Term, such payments to be equal to the product of:

(A)           The maximum percentage rate at which an award was ever available to Executive under such incentive compensation plan, multiplied by

(B)           Net income of the Company for the most recent fiscal year which is prior to Executive’s termination of employment with the Company; such payments to be made in a lump sum payment in an amount equal to the present value of such payments as if made in accordance with Company's bonus plans, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, within thirty (30) days following Executive’s termination of employment.  At the option of Executive, such payments may be made in equal monthly installments over a period of not less than one, nor more than two years, in which case such payments will not be discounted; (vii) at the election of the Company made within thirty (30) days following his termination of employment with the Company, upon the surrender of stock options or stock appreciation rights issued to Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Company, a lump sum payment in an amount equal to the product of:

(I)           The excess of (i) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (ii) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(II)           The number of shares with respect to which options or appreciation rights are being surrendered.

(vii)           For purposes of this Section 5(b)(vii) and for purposes of determining Executive’s right following his termination of employment with the Company to exercise any options or appreciation rights not surrendered pursuant hereto, Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Company, even if he is not vested under such plan or program, and shall have a period of three months from the date of termination of employment to exercise such stock options or appreciation rights.

(viii)           At the election of the Company made within thirty (30) days following Executive’s termination of employment with the Company, upon the surrender of any shares awarded to Executive under any restricted stock plan maintained by, or covering employees of, the Company, a lump sum payment in an amount equal to the product of:

(A)           The fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of Executive termination of employment; multiplied by

(B)           The number of shares which are being surrendered.

(ix)           For purposes of this Section 5(b)(ix) and for purposes of determining Executive’s right following his termination of employment with the Company to any stock not surrendered pursuant hereto, Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Company, even if he is not vested under such plan;

(x)           The Company and Executive hereby stipulate that the damages that may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 5(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage. The Company and Executive further agree that the Company may condition the payments and benefits (if any) due under Sections 5(b)(ii), (iv), (v), (vi), and (vii) on the receipt of Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, or any subsidiary or affiliate of either of them.

6.           Termination Without Additional Company Liability.

(a)           In the event that Executive’s employment with the Company shall terminate during the Term on account of:

(i)           The discharge of Executive for "cause," which, for purposes of this Agreement shall mean: (A) Executive intentionally engages in dishonest conduct in connection with his performance of services for the Company; (B) Executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude; (C) Executive willfully fails or refuses to perform his duties under this Agreement and fails to cure such breach within  thirty (30) days following written notice thereof from the Company; (D) Executive breaches his fiduciary duties to the Company for personal profit; or (E) Executive’s willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Company;

(ii)           Executive’s voluntary resignation from employment with the Company for reasons other than those specified in Section 5(a); or

(A)           A determination that Executive is eligible for long-term disability benefits under the Company's long-term disability insurance program or, if there is no such program, under the federal Social Security Act; then the Company shall have no further obligations under this Agreement, other than the payment to Executive (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any (including but not limited to the benefits contemplated by Sections 5 and 7), to which he is entitled as a former employee under the employee benefit plans and programs, compensation plans and programs, and indemnification and insurance plans and programs maintained by, or covering employees of, the Company.

(B)           For purposes of Section 6(a)(ii)(A) or (B), no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. ANY act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the

Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  The cessation of employment by Executive shall not be deemed to be for "cause" within the meaning of Section 6(a)(i)unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in Section 6(a)(i) above, and specifying the particulars thereof in detail.

7.           Termination Upon or Following a Change of Control.

(a)           A change of control of the Company ("Change of Control") shall be deemed to have occurred upon the happening of any of the following events:

(i)           Approval by the stockholders of the Company of a transaction that would result in the reorganization, merger or consolidation of the Company, respectively, with one or more other persons, other than a transaction following which:

(A)           At least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B)           At least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii)           The acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert (other than Executive or persons acting in concert with Executive), or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii)           A complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

(iv)           The occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Company do not belong to any of the following groups:

(A)           Individuals who were members of the board of directors of the Company on the date of this Agreement; or

(B)           Individuals who first became members of the board of directors of the Company after the date of this Agreement either:

(I)           Upon election to serve as a member of the board of directors of the Company by affirmative vote of three-quarters of the members of such board, in office at the time of such first election; or

(II)           Upon election by the stockholders to serve as a member of the board of directors of the Company, but only if nominated for election by affirmative vote of three-quarters of the members of the board of directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

(III)           Provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Company.  In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, or a subsidiary of either of them, by the Company, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 7(a), the term "person" shall have the meaning assigned to it under Section 14(d)(2) of the Exchange Act.

(b)           In the event of a Change of Control, Executive shall be entitled to the payments and benefits contemplated by Section 5(b), provided, however, that he signs a release reasonably satisfactory to the Company and, provided however, with respect to any such benefits or payments to be made thereunder, the benefits or payments contemplated by Section 5(b) will be calculated as if the remaining unexpired Term is equal to one year, in the event of his termination of employment with the Company under any of the circumstances described in Section 5(a) of this Agreement or under any of the following circumstances:

(i)           Resignation, voluntary or otherwise, by Executive at any time during the Term following his demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of his package of compensation and benefits;

(ii)           Resignation, voluntary or otherwise, by Executive at any time during the Term following any relocation of his principal place of employment or any change in working conditions at such principal place of employment which Executive, in his reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;

(iii)           Resignation, voluntary or otherwise, by Executive at any time during the Term following the failure of any successor to the Company in the Change of Control to include Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless Executive is already covered by a substantially similar plan of the Company which is at least as favorable to him; or

(iv)           Resignation, voluntary or otherwise, for any other reason whatsoever following the effective date of the Change of Control.

8.           Confidentiality of Trade Secrets and Business Information.

(a)           Executive agrees that he shall not at any time during the Term or thereafter disclose or use any Confidential Information relating to the Company, which information shall have been obtained by Executive during Executive’s employment by the Company.  For this purpose, “Confidential Information” shall include trade secrets, product information, pricing policies, technical processes, marketing plans, business strategies, formulae, inventions, research projects or other information regarding the financial and business affairs of the Company that at the time in question have not been disclosed to the public or within the relevant trade or industry.  Notwithstanding the foregoing provisions of this Section 8, Executive may disclose or use any such information (i) as such disclosure or use may be required or appropriate in the course of his employment with the Company, (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, or (iii) with the prior written consent of the Company.

(b)           Executive agrees to receive, hold and treat all Confidential Information received from, or developed for, the Company confidential and secret, to use such Confidential Information only for the advancement of the interests of the Company, and to use Executive’s best efforts to protect the secrecy of such Confidential Information.

Executive agrees not to make or retain a copy of, nor make or cause to be made any notes of, nor remove or cause to be removed from the premises of the Company, any document or recording incorporating any trade secret or other Confidential Information belonging to or relating to Company, unless such copying or making of notes is necessary for proper and efficient discharge of Executive’s duties, provided, however, that if the Company authorizes removal or copying of such trade secrets or Confidential Information, Executive shall return such document, papers, copies or notes to Company forthwith after the authorized purpose has ceased or has been completed or on the demand of Company.

(c)           On or before the termination of Executive’s employment, Executive shall return all records, materials, and other physical objects relating to employment, including tools, documents, papers, computer software, and passwords and other identification materials.  This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, or agents that may be in Executive’s possession or control.

9.           Prohibition Against Competitive Activities during and after Employment.  For as long as Executive is employed under this Agreement and, if (but only if) Executive's employment hereunder is terminated by the Company for "cause," for a period equal to twenty-four (24) months after the date of Executive’s termination hereunder for "cause"  Executive shall not participate directly or indirectly, in any capacity, as an owner, officer, director, employee, consultant or otherwise, in a business that competes with the Company. In the event Executive’s employment is terminated pursuant to Section 7 hereof, for a period equal to twelve (12) months after the date of Executive’s termination hereunder pursuant to Section 7 Executive shall not participate directly or indirectly, in any capacity, as an owner, officer, director, employee, consultant or otherwise, in a business that competes with the Company.

10.           Non-Interference.  For a period of twenty-four (24) months following the effective date of Executive’s termination, for any reason, from the Company, Executive agrees not to directly or indirectly recruit, solicit or induce, or attempt to recruit, solicit or induce any employees, consultants or independent contractors of the Company to terminate, alter or modify their employment or other relationship with the Company.

11.           Injunction.  If Executive commits a breach of any of the provisions of Sections 8 through 10 or any part thereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by way of preliminary and/or permanent injunction by any court having jurisdiction, it being acknowledged and agreed by Executive and the Company that any such breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company.  Furthermore, this Agreement is intended to protect the proprietary rights of the Company in important ways, and even the threat of any misuse of the technology or other Confidential Information of the Company would be extremely harmful because of the importance of that technology and Confidential Information.  In light of these considerations, Executive agrees that a court of competent jurisdiction shall be justified in enjoining any breach of this Agreement, upon the Company’s request.  Such injunctive relief shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

12.           No Effect on Benefits.  The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Company's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company from time to time.

13.           Indemnification and Insurance.

(a)           During the Term and for a period of six (6) years thereafter, the Company shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to Executive pursuant to this Section 13 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b)           To the maximum extent permitted under applicable law, during the Term and for a period of six (6) years thereafter, the Company shall indemnify Executive against and hold him harmless from any costs, liabilities, losses and expenses to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company, or any subsidiary or affiliate thereof. Nothing herein shall limit the ability of the Company to enter into with any director or executive officer separate agreements that provide for greater indemnification obligations of the Company to any such director or executive officer.

14.           Outside Activities.

(a)           Subject to Sections 8 through 10 of this Agreement, Executive may serve as a member of a board of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board, which approval shall not be unreasonably withheld; provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and are generally applicable to all similarly situated executives. Executive may also serve as an officer or director of any subsidiary of the Company. If Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Company, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Company in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

15.           Vacation.

(a)           Executive shall be entitled annually to vacation time of five (5) weeks in total and comprehensive leave time as agreed to by the parties or permitted by Company policy.

16.   Indemnification for Attorneys Fees.  The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company's obligations hereunder shall be conclusive evidence of Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

17.           Other Terms.

(a)           Severability. Executive agrees that the terms of this Agreement are reasonable and properly required for the protection of the Company’s legitimate business interests.  If any of the covenants or provisions contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remainder of the covenant, covenants or provisions which shall be given the maximum effect possible without regard to the invalid portions and the remainder shall then be fully enforceable.

(b)           Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. ANY waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(c)           Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(d)           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.  If any provision of this Agreement is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remaining provisions of this Agreement, without regard to the invalid option, and any such invalid provisions shall be reformed and construed to the extent necessary to permit their enforceability so as to reflect the intent of the parties hereto.

(e)           Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than her rights to compensation and benefits, which may be transferred only by operation of law and the terms and conditions herein.

(f)           Executive Representations. Executive hereby represents and warrants that (i) Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and (ii) the provisions of this Agreement do not violate any other contracts or agreements that Executive has entered into with any other individual or entity.

(g)           Company Representations. The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person, entity or body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by it shall not violate any applicable law, regulation, order, judgment or decree of any agreement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the parties hereto, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with the terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforceability of creditors’ rights generally.

(h)           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally, (ii) three (3) days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) delivered by overnight courier (provided that a written acknowledge of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:

Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045
Attn: Secretary

With a required copy (which shall not constitute notice):

Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio  45202
Attention:  F. Mark Reuter, Esq.

If to the Executive:

William P. Hales
1101 St. Paul Street, #2302
Baltimore, Maryland  21202

(i)           Section Headings. The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)           Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

(k)           Amendment. This Agreement may not be amended, modified, superseded or waived, except by a written instrument executed by both parties hereto, or, in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner effect the right at a later time to enforce the same.  No wavier by either party of the breach of any term or covenant contained in this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

18.           Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment or this Agreement to the extent necessary to the intended preservation of such rights and obligations.

[Remainder of page intentionally left blank; signatures follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date hereof first above written.

/s/ William P. Hales
WILLIAM P. HALES

HEMAGEN DIAGNOSTICS, INC.

By:	/s/ Catherine M. Davidson
Catherine M. Davidson, Secretary